KBS REIT I Valuation & Portfolio Update October 10, 2016 1 Exhibit 99.1

Forward-Looking Statements The information contained herein should be read in conjunction with, and is qualified by, the information in KBS Real Estate Investment Trust’s (“KBS REIT I”) Annual Report on Form 10-K for the year ended December 31, 2015, filed with the Securities and Commission Exchange (the “SEC”) on March 16, 2016 (the “Annual Report”), in KBS REIT I’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the SEC on August 10, 2016 (the “Quarterly Report”), and in KBS REIT I’s preliminary proxy statement filed with the SEC on October 7, 2016 (the “Preliminary Proxy Statement”), including the “Risk Factors” contained in such filings. For a full description of the limitations, methodologies and assumptions used to value KBS REIT I’s assets and liabilities in connection with the calculation of KBS REIT I’s estimated value per share, see KBS REIT I’s Current Report on Form 8-K, filed with the SEC on October 7, 2016 (the “Valuation 8-K”). Forward-Looking Statements Certain statements contained herein may be deemed to be forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. KBS REIT I intends that such forward-looking statements be subject to the safe harbors created by Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of KBS REIT I and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made, and KBS REIT I undertakes no obligation to update or revise forward- looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Such statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those contemplated by such forward-looking statements. KBS REIT I makes no representation or warranty (express or implied) about the accuracy of any such forward-looking statements. These statements are based on a number of assumptions involving the judgment of management. The appraisal methodology for KBS REIT I’s real estate properties appraised by Duff & Phelps, LLC (“Duff & Phelps”), an independent third-party real estate valuation firm (the “Appraised Properties”), assumes the Appraised Properties realize the projected net operating income and expected exit cap rates and that investors would be willing to invest in the Appraised Properties at yields equal to the expected discount rates. Though the appraisals of the Appraised Properties, with respect to Duff & Phelps, and the valuation estimates used in calculating the estimated value per share, with respect to Duff & Phelps, KBS REIT I and/or KBS Capital Advisors LLC, KBS REIT I’s external advisor (the “Advisor”), are the respective party’s best estimates, KBS REIT I can give no assurance in this regard. Even small changes to these assumptions could result in significant differences in the appraised values of the Appraised Properties and the estimated value per share. 2

Forward-Looking Statements As discussed in the Preliminary Proxy Statement, in connection with a review of potential strategic alternatives available to KBS REIT I, the board of directors of KBS REIT I has determined that it is in the best interest of KBS REIT I and its stockholders to sell all or substantially all of KBS REIT I’s properties and assets and liquidate and dissolve KBS REIT I pursuant to the Plan of Liquidation (defined below). The Plan of Liquidation requires the affirmative vote of holders of shares of KBS REIT I’s common stock entitled to cast a majority of all the votes entitled to be cast on the Plan of Liquidation proposal. If the Plan of Liquidation is approved by KBS REIT I’s stockholders, there are many factors that may affect the amount of liquidating distributions ultimately paid to KBS REIT I’s stockholders, including, among other things, the ultimate sale price of each asset, changes in market demand for office, industrial and bank branch properties during the sales process, the amount of taxes, transaction fees and expenses relating to the liquidation and dissolution, and unanticipated or contingent liabilities that could arise. No assurance can be given as to the amount of liquidating distributions KBS REIT I will ultimately pay to its stockholders. If KBS REIT I underestimated its existing obligations and liabilities or if unanticipated or contingent liabilities arise, the amount of liquidating distributions ultimately paid to KBS REIT I’s stockholders could be less than estimated. Forward-looking statements also depend on factors such as: future economic, competitive and market conditions; KBS REIT I’s ability to maintain occupancy levels and lease rates at its real estate properties; the borrowers under KBS REIT I’s loan investments continuing to make required payments under the loan documents; KBS REIT I’s ability to sell real estate properties at the times and at the prices it expects; KBS REIT I’s ability to make strategic asset sales to fund its short and long-term liquidity needs; KBS REIT I’s ability to successfully operate and sell the GKK Properties given current economic conditions and the concentration of the GKK Properties in the financial services sector; the Advisor’s limited experience operating and selling bank branch properties; and other risks identified in the Preliminary Proxy Statement, the Annual Report and in the Quarterly Report. Actual events may cause the value and returns on KBS REIT I’s investments to be less than that used for purposes of KBS REIT I’s estimated value per share and net proceeds from liquidation. 3

Valuation Information1 4  KBS REIT I is providing this estimated value per share (i) to assist KBS REIT I in calculating the range of estimated net proceeds from its proposed liquidation and dissolution (the “Plan of Liquidation”) as discussed in the Preliminary Proxy Statement, which proposed Plan of Liquidation will be submitted to the stockholders of KBS REIT I for their consideration along with KBS REIT I’s definitive proxy statement upon its filing with the SEC and (ii) to assist broker-dealers that participated in KBS REIT I’s initial public offering in meeting their customer account statement reporting obligations under NASD Conduct Rule 2340 as required by FINRA. KBS REIT I’s estimated value per share was determined in accordance with the IPA’s Valuation Guidelines.  Duff & Phelps, an independent, third-party real estate valuation firm, was engaged to provide a calculation of the range in estimated value per share of KBS REIT I’s common stock as of October 5, 2016. Duff & Phelps based the range in estimated value per share upon: o appraisals performed by Duff & Phelps of the Appraised Properties as of June 30, 2016; o contractual sales prices less actual or estimated disposition costs and fees in the case of one historical real estate property and 50 GKK Properties, which were under contract to sell as of August 31, 2016, or were sold or otherwise disposed of subsequent to June 30, 2016, and prior to October 5, 2016; and o valuations performed by the Advisor of KBS REIT I’s other assets and liabilities, with the exception of the valuation of one real estate loan receivable that is discussed further on slide 10. The Advisor’s estimated values of the real estate loans receivable and notes payable are equal to the GAAP fair values as disclosed in the Quarterly Report and the estimated values of a majority of KBS REIT I’s other assets and liabilities are equal to their fair values due to their short maturities or liquid nature.  The estimated value per share did not include an enterprise (portfolio) premium or discount.  KBS REIT I’s board of directors approved $3.65 as the estimated value per share2 of KBS REIT I’s common stock as recommended by the Advisor and KBS REIT I’s conflicts committee, which approximates the mid-range value of the $3.40 to $3.82 range in the estimated value per share indicated in Duff & Phelps’ valuation report. The estimated value per share is slightly above the valuation range mid-point provided by Duff & Phelps due to the valuation of one real estate loan receivable (see slide 10 for further discussion). KBS REIT I’s board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $3.65 as the estimated value per share of KBS REIT I’s common stock, which determination is ultimately and solely the responsibility of the board of directors. 1 For more information, see the Valuation 8-K. 2 The estimated value of KBS REIT I’s assets less the estimated value of the REIT’s liabilities, or NAV, divided by the number of shares outstanding, all as of June 30, 2016, except for certain items discussed in the Valuation 8-K for which estimated values were adjusted subsequent to June 30, 2016.

Valuation Summary Estimated Value of Portfolio 10/5/161 12/8/152 Assets: $985.0 Million3 $1.383 Billion4 GKK Properties $244.8 Million (25%) $637.6 Million (46%) 220 Assets 378 Assets Historical Real Estate $507.8 Million (52%) $551.4 Million (40%) 12 Assets 13 Assets Historical Real Estate-Related Investments $20.6 Million (2%) $24.5 Million (2%) 3 Assets 4 Assets Other Assets5 $211.8 Million (21%) $169.7 Million (12%) Liabilities: $306.9 Million $600.2 Million Mortgage and other debt: $258.9 Million $547.1 Million Other Liabilities:6 $48.0 Million $53.1 Million Net Equity at Estimated Value: $678.1 Million $783.0 Million Distributions Paid December 7, 2015 -- ($46.7 Million) Net Equity at Estimated Value After Distribution $678.1 Million $736.3 Million 5 1Based on data as of June 30, 2016. 2 Based on data as of September 30, 2015. 3Includes properties held as of June 30, 2016, some of which were sold, under contract to sell or the leasehold was terminated prior to October 5, 2016. 4Includes properties held as of September 30, 2015, some of which were sold or transferred prior to December 8, 2015. 5Includes cash and cash equivalents, restricted cash, rents and other receivables and deposits and prepaid expenses. 6Includes accounts payable, accrued liabilities, security deposits, contingent liabilities and prepaid rent.

On October 5, 2016, KBS REIT I’s Board of Directors approved an estimated value per share of $3.65 The change in the estimated value per share from the December 2015 valuation of $3.94 was due to the following: Valuation Information 6 Change in Estimated Value Per Share December 8, 2015 estimated value per share $ 3.94 Changes to estimated value per share Real Estate Properties held as of June 30, 2016 $ (0.14) Properties sold through June 30, 2016 0.16 Capital expenditures on real estate (0.17) Total changes related to real estate (0.15) Closing costs/disposition fees (0.10) Total changes related to real estate after closing costs/disposition fees (0.25) Mortgage debt1 (0.06) Undistributed operating cash flows2 0.06 Other changes, net (0.04) Total change in estimated value per share3 $ (0.29) October 5, 2016 estimated value per share $ 3.65 1 The change in value of the notes payable is primarily due to defeasance costs and debt prepayment penalties paid in connection with the repayment of certain loans, and a decrease in market interest rates assumed in valuing the notes payable as compared to the December 8, 2015 estimated value per share. 2 Amount includes operating cash flows through June 30, 2016 from real estate properties that were under contract to sell as of October 5, 2016, or were sold or otherwise disposed of subsequent to June 30, 2016 and prior October 5, 2016, which will not provide future operating cash flows. 3 The reconciliation of total change in estimated value per share does not reflect $5.1 million used to fulfill redemption requests in accordance with KBS REIT I’s share redemption program, as such redemptions resulted in no change to the estimated value per share because, while KBS REIT I’s net asset value was reduced by the $5.1 million of redemptions, it also resulted in a corresponding decrease in the number of shares outstanding.

Overview

KBS Real Estate Investment Trust

Offering Price: $10.00

Valuation History:

- November 2009[1] $7.17
- December 2010[2] $7.32
- March 2012[3] $5.16
- December 2012[4] $5.18
- December 2013[5] $4.45 *after $0.395/share cash distribution paid 12/5/13*
- December 2014[6] $4.52
- December 2015[7] $3.94 *after $0.25/share cash distribution paid 12/7/15*
- October 2016[8] $3.65

Distribution History (Record Dates)

- 7/18/06 – 6/30/09 (36 Payments): $0.70/share on an annualized basis
- 7/1/09 – 2/28/12 (32 Payments): $0.525/share on an annualized basis
- 11/8/13 (1 Payment): $0.395/share as a one-time distribution paid 12/5/13, as a return of capital
- 9/30/14 – 9/30/16 (9 Payments): $0.10/share on an annualized basis (quarterly distributions)[9]
- 12/1/15 (1 Payment): $0.25/share as a one-time distribution paid 12/7/15, as a return of capital

[1] Data as of 9/30/09. See KBS REIT I's Current Report on Form 8-K filed with the SEC on November 23, 2009.
[2] Data as of 9/30/10. See KBS REIT I's Current Report on Form 8-K filed with the SEC on December 10, 2010.
[3] Data as of 12/31/11. See KBS REIT I's Current Report on Form 8-K filed with the SEC on March 26, 2012.
[4] Data as of 9/30/12. See KBS REIT I's Current Report on Form 8-K filed with the SEC on December 19, 2012.
[5] Data as of 9/30/13, with the exception of real estate appraised as of November 30, 2013. See KBS REIT I's Current Report on Form 8-K filed with the SEC on December 19, 2013.
[6] Data as of 9/30/14. See KBS REIT I's Current Report on Form 8-K filed with the SEC on December 11, 2014.
[7] Data as of 9/30/15. See KBS REIT I's Current Report on Form 8-K filed with the SEC on December 10, 2015.
[8] Data as of 6/30/16. See the Valuation 8-K.
[9] Distributions paid from September 2014 through September 2016 have been funded with cash flow from operations.

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Significant Real Estate Value Changes – Historical Properties 8 University Park The appraised value declined $8.7 million from the prior year appraised value due to the following: • The second largest tenant, currently occupying 36,377 square feet or 28% of the property (130,905 rentable square feet), notified KBS REIT I that it will vacate when its lease expires in June 2017. The 2015 appraised value assumed the probability of the tenant renewing was 75%. • With this tenant leaving, future buyers will look to further protect against downside risk and take into consideration that another large tenant, currently occupying 30% of the property, is a month-to-month tenant because it can vacate anytime with a 60-day notice without penalty. • The lack of investor demand in the Sacramento office rental market has resulted in higher capitalization rates. Woodfield Preserve The value of $71.5 million represents a $8.3 million decline from the prior year appraised value. The $71.5 million value reflects the net sales proceeds from the property, which was sold on July 14, 2016. Bridgeway Tech Center The appraised value declined $4.9 million from the prior year appraised value. The decline was primarily due to a softening in investor demand. Bridgeway is a two-tenant property and is 100% leased for the next 10 years. While the initial yield is strong, there has historically been a limit on the price per foot in Newark, CA, and KBS REIT I does not believe investors will push pricing above the limit given the softening investor demand. City Gate The appraised value declined $2.4 million from prior year appraised value. The decline was primarily a result of revising the cash flow projections to account for higher projected leasing costs to stabilize the property and the lack of investor demand in the Sacramento office rental market resulting in higher capitalization rates.

Significant Real Estate Value Changes – GKK Properties 9 Citizens Bank Portfolio KBS REIT I is currently negotiating new leases in 48 of the remaining Citizens JV properties. The current leases expire in three tranches in 2016, 2017 and 2018. Based on current discussions, the tenant will likely vacate in more locations than previously estimated. The total Citizens Bank Portfolio appraised portfolio value declined $9.6 million from the prior year appraised value. The majority of the decrease was due to the properties where the tenant now will likely vacate with leases that roll in 2016 and 2018, and the market rent is substantially below in-place rent. Properties sold from September 30, 2015 to June 30, 20161 Subsequent to September 30, 2015, 158 GKK Properties were sold. The aggregate sales price before closing costs and disposition fees was $30.1 million higher than the prior year aggregate appraised value due to the following: BBD2 (61 properties) • Increased $23.5 million or 13% over the prior year appraised value FSI 6000 series (61 properties) • Increased $4.8 million or 4% over the prior year appraised value Pitney Bowes – Wachovia (22 properties) • Increased $1.3 million or 4% over the prior year appraised value Others (14 properties) • Increased $0.5 million or 2% over the prior year appraised value 1 NAV information provided for the 158 GKK Properties sold from September 30, 2015 to June 30, 2016 is before closing costs and disposition fees. The impact to NAV of the closing costs and disposition fees for the 158 GKK Properties sold was $16.8 million or $0.09 per share.

10 Real Estate-Related Valuations KBS REIT I’s estimated value per share as of October 5, 2016, reflects the GAAP fair values for its real estate loans receivable as of June 30, 2016, which are disclosed in the REIT’s Quarterly Report on Form 10-Q. When determining the estimated value per share within the range of estimated value per share calculated by Duff & Phelps, the conflicts committee and KBS REIT I’s board of directors considered that the range provided by Duff & Phelps did not value one of the REIT’s loans receivable at GAAP fair value. Based on the GAAP fair value of this loan as of June 30, 2016 and the recommendation of the Advisor, and the conflicts committee’s and board of directors’ own review of the valuation of this loan, the conflicts committee and board of directors approved an estimated value per share that was $0.04 per share above the midpoint of the range provided by Duff & Phelps to reflect the difference between Duff & Phelps’ valuation of the loan and the Advisor’s valuation of the loan.

Stockholder Performance 11 KBS REIT I is providing this estimated value per share to (i) assist KBS REIT I in calculating the range in net proceeds from the proposed Plan of Liquidation as discussed in KBS REIT I’s preliminary proxy statement, which proposed Plan of Liquidation will be submitted to the stockholders of KBS REIT I for their consideration along with KBS REIT I’s definitive proxy statement upon its filing with the SEC and (ii) assist broker-dealers that participated in its initial public offering in meeting their customer account statement reporting obligations. The valuation was performed in accordance with the provisions of and also to comply with the IPA Valuation Guidelines. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share of KBS REIT I’s common stock, and this difference could be significant. The estimated value per share is not audited and does not represent the fair value of KBS REIT I’s assets or liabilities according to GAAP. KBS REIT I can give no assurance that: • a stockholder would be able to resell his or her shares at this estimated value per share; • KBS REIT I’s shares of common stock would trade at the estimated value per share on a national securities exchange; • another independent third-party appraiser or third-party valuation firm would agree with KBS REIT I’s estimated value per share; or • the methodology used to calculate KBS REIT I’s estimated value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements. Moreover, the October 5, 2016 estimated value per share does not represent a liquidation value of KBS REIT I’s assets and liabilities. If the Plan of Liquidation is approved by the stockholders and KBS REIT I is able to successfully implement the plan, KBS REIT I estimates that its net proceeds from liquidation, and, therefore, the amount of cash the stockholders would receive for each share of the REIT’s common stock they then hold, could range between approximately $3.27 and $3.68 per share. Further, the estimated value per share as of October 5, 2016 is based on the estimated value of KBS REIT I’s assets less the estimated value of KBS REIT I’s liabilities divided by the number of shares outstanding, all as of June 30, 2016, except for certain items discussed in the Valuation 8-K for which estimated values were adjusted subsequent to June 30, 2016. The value of KBS REIT I’s shares will fluctuate over time in response to developments related to individual assets in KBS REIT I’s portfolio and the management of those assets, in response to the real estate and finance markets, and due to other factors. The estimated value per share does not reflect a discount for the fact that KBS REIT I is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values.

Stockholder Performance

KBS Real Estate Investment Trust

Hypothetical Performance of Early and Late Investors

Assumes all distributions have been taken in cash, stockholder has held shares since the dates below and no share redemptions[1]

	Range in Estimated Value Per Share As of October 5, 2016	Cumulative Cash Distributions Paid through October 5, 2016	Range in Selling and Liquidation Costs	Sum of Range in Estimated Value Per Share as of October 5, 2016 and Cumulative Cash Distributions Paid through October 5, 2016 after Selling and Liquidation Costs
Early Investor: Invested at Escrow Break (July 5, 2006)	$3.40 - $3.82	$4.34	(0.13) - (0.14)	$7.61 - $8.02
Late Investor: Invested at Close of Public Offering (May 31, 2008)	$3.40 - $3.82	$3.03	(0.13) - (0.14)	$6.30 - $6.71

[1] Does not reflect the hypothetical performance of investments by stockholders that participated in the dividend reinvestment plan. The hypothetical performance of investments by stockholders that participated in the dividend reinvestment plan would be lower per share than that shown above. The first DRIP investor is projected to receive $6.22 to $6.84 cumulatively upon liquidation, which is $1.31 of cash distributions prior to liquidation and $4.91 to $5.53 from liquidation. The last DRIP investor is projected to receive $5.41 to $5.95 cumulatively upon liquidation, which is $1.14 of cash distributions prior to liquidation and $4.27 to $4.81 from liquidation.

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Focus & Objectives 13 • Obtain stockholder approval for the Plan of Liquidation • Pursuant to the Plan of Liquidation, pursue an orderly liquidation of KBS REIT I • Maximize stockholder value by selling all of KBS REIT I’s remaining assets, paying the REIT’s debts and providing for the payment of unknown or contingent liabilities, distributing the net proceeds from liquidation to the REIT’s stockholders, and winding up the REIT’s operations and dissolving the REIT.

Challenges & Risks 14 • KBS REIT I’s expectations about the amount of liquidating distributions that it will pay and when it will pay them are based on estimates and assumptions, one or more of which may be incorrect, which could result in the actual amount of liquidating distributions to be more or less than the REIT estimates and the liquidating distributions may be paid later than it predicts. • Many factors could affect the amounts available for distribution, including, among other things, the ultimate sale price of each asset, changes in market demand for office, industrial and bank branch properties during the sales process, the amount of taxes, transaction fees and expenses relating to the Plan of Liquidation, and unanticipated or contingent liabilities that could arise. • There can be no assurance that the Plan of Liquidation will maximize stockholder value to a greater extent at this time than would otherwise occur through other alternatives considered by the board of directors and special committee, and described in the Preliminary Proxy Statement. • KBS REIT I’s directors and officers and the Advisor and its affiliates have conflicts of interest that may influence their support of the Plan of Liquidation and may cause them to manage the liquidation in a manner not solely in the best interest of the REIT’s stockholders.

Important Information 15 ADDITIONAL INFORMATION AND WHERE TO FIND IT On the date of the filing of the Current Report on Form 8-K with which this presentation is furnished as an exhibit, KBS REIT I filed a preliminary proxy statement, and KBS REIT I plans to file a definitive proxy statement for its Annual Meeting of Stockholders with the SEC. The definitive proxy statement will be sent or given to KBS REIT I’s stockholders and will contain information about the proposals to be voted on by KBS REIT I’s stockholders at the Annual Meeting of Stockholders, including information relating to the Plan of Liquidation referenced in this presentation. This presentation does not constitute a solicitation of any vote or proxy from any stockholder of KBS REIT I. STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT IS AVAILABLE AND ANY OTHER RELEVANT DOCUMENTS OR MATERIALS FILED OR TO BE FILED WITH THE SEC OR INCORPORATED BY REFERENCE IN THE DEFINITIVE PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSALS TO BE VOTED ON BY KBS REIT I’S STOCKHOLDERS AT THE ANNUAL MEETING OF STOCKHOLDERS. Stockholders will be able to obtain a copy of the definitive proxy statement and other relevant documents, including the Annual Report (which also has been or will be sent to KBS REIT I’s stockholders), free of charge at the SEC’s website, www.sec.gov, on the Investor Information page of the KBS REIT I website at www.kbsreit.com, or by directing a request by regular mail to KBS Real Estate Investment Trust, Inc., c/o DST Systems, Inc., P.O. Box 219015, Kansas City, MO 64121-9015, or by overnight mail to KBS Real Estate Investment Trust, Inc., c/o DST Systems, Inc., 430 W. 7th Street, Kansas City, MO 64105. PARTICIPANTS IN THIS SOLICITATION KBS REIT I, its directors and executive officers, the Advisor and the Advisor’s officers and employees may be deemed to be participants in the solicitation of proxies from KBS REIT I’s stockholders with respect to the proposals to be voted on at the Annual Meeting of Stockholders, including the Plan of Liquidation. Information regarding KBS REIT I, its directors and executive officers and the Advisor, including detailed information regarding the interests of such entities or persons in the solicitation, is included in KBS REIT I’s preliminary proxy statement and will be included in the definitive proxy statement in connection with the Annual Meeting of Stockholders. Stockholders may obtain the definitive proxy statement and other relevant documents free of charge as described above.

Thank you! KBS Capital Markets Group Member FINRA & SIPC 800 Newport Center Dr., Suite 700 Newport Beach, CA 92660 (866) 527-4264 16